$10,000.00	August 31, 2009

PROMISSORY NOTE

As hereinafter agreed, Wasatch Food Services, Inc., jointly and severally, promises to pay to the order of Hobble Creek Investments, Inc., Ten Thousand Dollars and no cents ($10,000.00). And it is hereby agreed that said amount $10,000 shall be payable upon demand. Interest shall accrue at the rate of Eight Percent (8%) per annum will be charged on the unpaid balance until the whole amount of the principal and interest is paid. There shall be no penalty for early payment of this note.

Should default be made in the payment of the demand note then the whole unpaid amount shall become immediately due and payable; and in the event default is made and said note is placed in the hands of an attorney for collection or suit is brought on the same, the undersigned agrees to pay all costs and attorney’s fees that might be incurred. If there is a lawsuit, borrower agrees upon lenders request to submit to the jurisdiction of the county of Utah County, the State of Utah. This Note shall be governed by and construed in accordance with the laws of the State of Utah.

UNDERSIGNED:

Ben Peay

/s/ Ben Peay

Ben Peay, President

Wasatch Food Services, Inc.